EXHIBIT 10.4

Dated as of January 10, 2024

TORO COMBINECO, INC.,

as Employer

and

STEVEN NIEMIEC,

as Executive

EMPLOYMENT AGREEMENT

- i -

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of January 10, 2024, by and between Toro CombineCo, Inc., a Delaware corporation with a principal place of business at 275 Grove Street, Newton, MA 02466 (the “Employer” or “Company”) and Steven Niemiec (the “Executive”).

WHEREAS, reference is made to that certain Merger Agreement dated January 10, 2024, by and among the Company, TechTarget, Inc., Informa PLC and the other parties thereto (the “Merger Agreement”);

WHEREAS, TechTarget, Inc. and the Executive are parties to that certain Employment Agreement dated as of September 8, 2023, and that certain Relationship Agreement for Employees dated as of January 21, 2011 (collectively, the “Prior Employment Agreement”), pursuant to which the Executive is employed by TechTarget, Inc.;

WHEREAS, the Employer desires to employ the Executive and the Executive desires to be employed by the Employer on the terms contained herein from and after the Effective Time (as defined in the Merger Agreement); and

WHEREAS, the Employer and TechTarget, Inc. and the Executive desire to terminate the Prior Employment Agreement and replace and supersede the Prior Employment Agreement in its entirety with this Agreement reflecting in part that the Executive will be employed by the Company under this Agreement rather than TechTarget, Inc. upon the consummation of the transactions contemplated under the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer upon the terms and subject to the conditions set forth in this Agreement.

2. Capacity. The Executive shall serve the Employer as the Chief Operating Officer and Chief Revenue Officer. The Executive shall also serve the Employer in such other or additional offices as the Executive may reasonably be requested to serve by the Chief Executive Officer. In such capacity or capacities, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Employer as may reasonably be assigned or delegated to the Executive from time to time, consistent with the Executive’s education and experience, by or under the authority of the Chief Executive Officer. The Executive shall report directly to the Chief Executive Officer.

3. Term. Subject to the provisions of Section 6, the term of employment pursuant to this Agreement (the “Term”) shall be one (1) year from the Effective Time and shall be renewed automatically for periods of one (1) year commencing at the first anniversary of the Effective Time and on each subsequent anniversary thereafter unless either the Executive or the Employer gives written notice to the other of such party’s election not to extend the Term, such notice to be given not less than (i) six (6) months prior to the first anniversary of the Effective Time or (ii) if following the first anniversary of the Effective Time, three (3) months prior to the date of any subsequent anniversary. In the event that the Employer elects to not extend this Agreement on such an anniversary date, the Executive shall be entitled to the benefits described in Section 7(b) below. For the avoidance of doubt, if the transactions contemplated in the Merger Agreement are not consummated, this Agreement will be void ab initio with no further force or effect.

4. Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a) Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary (the “Salary”) at the annual rate of Four Hundred Thousand Dollars ($400,000), subject to increase from time to time in the discretion of the Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Salary shall be payable in periodic installments in accordance with the Employer’s usual practice for its senior executives.

(b) Bonus. In consideration for Executive’s agreement to the restrictions set forth in Section 8 of this Agreement, the Executive shall be entitled to participate in an annual incentive program established by the Board of Directors or the Compensation Committee for the executive management team with such terms as may be established in the sole discretion of the Board of Directors or Compensation Committee. For fiscal year 2024, the Executive’s annual target bonus amount shall equal One Hundred and Five Thousand Dollars ($105,000) and shall be determined and payable in accordance with the annual bonus plan of TechTarget, Inc. as approved by the board of directors (or the compensation committee thereof) of TechTarget, Inc. prior to the Effective Time. For all subsequent years, the amount of the Executive’s annual target bonus amount shall be established by the Board of Directors or the Compensation Committee. The specific terms of the bonus plan, including bonus targets, methods of payment and performance goals will be documented by the Board of Directors or the Compensation Committee.

(c) Regular Benefits. The Executive shall also be entitled to participate in any qualified retirement plans, deferred compensation plans, stock option and incentive plans, stock purchase plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for its senior executives. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in, or contemplated by, any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

(d) Equity Grants. In consideration for Executive’s agreement to the restrictions set forth in Section 8 of this Agreement, the Executive shall be provided equity awards as determined by the Board of Directors or the Compensation Committee, with such terms as may be established in the sole discretion of the Board of Directors or Compensation Committee. In connection with any grants of stock options, restricted stock units or other equity instruments granted by the Employer to the Executive, the Employer and the Executive hereby acknowledge and agree that, in the event of a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder

(“Section 409A”), with respect to (1) any stock option grants under an Employer stock plan or similar arrangement and (2) any restricted stock, restricted stock units or other equity or equity-based awards, all unvested shares shall thereupon become fully vested, all stock options shall thereafter become immediately exercisable and all restricted stock units shall become fully vested and shall be delivered in accordance with any restricted stock unit agreement between the Executive and the Employer. For purposes of the foregoing sentence, however, a decrease in Informa PLC’s beneficial ownership in the Employer below fifty percent (50)% shall not, by itself, constitute a “change in control event” for purposes of this Section 4(d).

(e) Reimbursement of Business Expenses. The Employer shall reimburse the Executive for all reasonable expenses incurred by the Executive in performing services during the Term, in accordance with the Employer’s policies and procedures for its senior executive officers, as in effect from time to time.

(f) Taxation of Payments and Benefits. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(g) Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement. During the Term, the Employer is obligated to document any changes in compensation terms applicable to the Agreement. No later than sixty (60) days following the Effective Time, the Company will in good faith review the Executive’s cash and equity compensation levels for possible increase (but not decrease).

5. Extent of Service. During the Executive’s employment under this Agreement, the Executive shall devote the Executive’s best efforts and business judgment, skill and knowledge to the advancement of the Employer’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement. Notwithstanding anything contained herein to the contrary, this Agreement shall not be construed as preventing the Executive from:

(a) investing the Executive’s assets in any company or other entity in a manner not prohibited by Section 8(e) and in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made;

(b) serving on the Board (including service on committees thereof) of another company; provided that such service does not impair or compromise the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement; or

(c) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

6. Termination. Notwithstanding the provisions of Section 3, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

(a) Termination by the Employer for Cause. The Executive’s employment under this Agreement may be terminated for Cause (as defined below) at any time (including during the Notice Period (as defined below)) on the part of the Employer effective upon a vote of the Board of Directors, prior to which the Employer shall have given the Executive ten (10) days prior written notice and the opportunity to be heard on such matter at a meeting of the Board. Only the following shall constitute “Cause” for such termination:

(i) any act, whether or not involving the Employer or any affiliate of the Employer, of fraud or gross misconduct;

(ii) the commission by the Executive of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; or

(iii) gross negligence or willful misconduct of the Executive with respect to the Employer or any affiliate of the Employer.

(b) Termination by the Employer Without Cause. Subject to the payment of Termination Benefits pursuant to Section 7(b), the Executive’s employment under this Agreement may be terminated by the Employer without Cause upon no less than (i) six (6) months’ prior written notice to the Executive, if such notice is provided prior to the first anniversary of the Effective Time; and (ii) three (3) months’ prior written notice to the Executive, if such notice is provided upon or following the first anniversary of the Effective Time. For the avoidance of doubt, the Employer may terminate the Executive’s employment without Cause under this Section 6(b) at any time, irrespective of the Employer’s obligation to provide notice of non-renewal of the Term under Section 3 above; provided, that, such termination would be effective following the Notice Period (as defined below) (unless payment in lieu of notice is provided as contemplated by Section 6(h) below).

(c) Termination by the Executive for Good Reason. Subject to the payment of Termination Benefits pursuant to Section 7(b), the Executive’s employment under this Agreement may be terminated by the Executive for Good Reason by written notice to the Board of Directors pursuant to this Section 6(c). Only the following shall constitute “Good Reason” for such termination:

(i) a material reduction of the Executive’s annual base salary and/or annual target bonus other than a such reduction that is similar to a reduction made to such salary and/or target bonus of all other senior executives of the Employer;

(ii) a change in the Executive’s responsibilities and/or duties which constitutes a demotion or is inconsistent with the terms of Section 2 hereof;

(iii) a failure of the Company to pay any amounts due hereunder;

(iv) the failure of any successor in interest to the business of the Employer to assume the Employer’s obligations under this Agreement; or

(v) the relocation of the offices at which the Executive is principally employed to a location more than fifty (50) miles from such offices, which relocation is not approved by the Executive;

provided, however, that none of the foregoing events or conditions will constitute Good Reason unless (x) the Executive provides the Employer with written objection to the event or condition within sixty (60) days following the occurrence thereof, (y) the Employer does not reverse or otherwise cure the event or condition within thirty (30) days following the receipt of that written objection (to the extent curable), and (z) the Executive actually terminates employment no earlier than thirty (30) days, and no later than sixty (60) days, in each case, following the expiration of that cure period.

(d) Death. The Executive’s employment with the Employer shall terminate upon the Executive’s death.

(e) Disability. If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive’s then-existing position or positions under this Agreement, with or without reasonable accommodation, the Chief Executive Officer may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer for the remainder of the Term or during the period of such disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive’s full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer’s policies) and benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to the period set forth in Section 7(b)(i) below. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician selected by the Employer (to whom the Executive or the Executive’s guardian has no reasonable objection) as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Employer’s determination of such issue shall be binding on the Executive. Nothing in this Section 6(e) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.

(f) Termination by the Executive without Good Reason. The Executive may terminate this Agreement at any time on no less than(i) six (6) months’ prior written notice to the Company, if such notice is provided prior to the first anniversary of the Effective Time; and (ii) three (3) months’ prior written notice to the Company, if such notice is provided upon or following the first anniversary of the Effective Time. If the Executive terminates this Agreement without Good Reason, the Executive is not entitled to any additional compensation or benefits other than the Accrued Benefit (as defined in Section 7(a) below).

(g) Notice Period. After either party has provided (x) written notice of termination (as set forth in Section 6(b), (c), (e) and (f)) or (y) written notice of non-renewal pursuant to Section 3, the “Notice Period” shall commence and the Executive shall: (i) continue to be an employee of the Employer for the duration of the Notice Period and shall make the Executive available, as needed, to provide such services directed by the Employer that are reasonably consistent with the Executive’s status as a senior executive of the Employer; and (ii) continue to be paid the Executive’s Salary, continue to vest in outstanding equity and equity-based awards of the Employer and its affiliates, continue to be eligible to receive any incentive compensation, including but not limited to bonuses, commissions, or any other form of incentive compensation, and be eligible to participate in the Employer’s benefits programs (subject to the terms of applicable plans and policies and conditional on the approval of any insurer of such benefits). At any point after the commencement of the Notice Period, the Employer may relieve the Executive of the Executive’s duties for all or a part of Notice Period and not require the Executive to report to work on a regular basis (such period of time during the Notice Period in which the Executive will have limited or no responsibilities, the “Non-Working Period”). During the Non-Working Period, the Executive will remain bound by the Executive’s obligations to the Employer and its affiliates, and the Executive will not be permitted to contact clients, customers, suppliers, or employees without the prior authorization of the Employer. The Executive must remain contactable and may be required to provide transitional assistance during the Non-Working Period. During the Notice Period (including any Non-Working Period), the Employer may require the Executive to resign from any corporate officer roles that the Executive holds with the Employer. The Executive’s or the Employer’s failure to abide by the terms of this Section 6(g) shall constitute a material breach by the Executive or the Employer, as applicable, of this Agreement and shall entitle the Employer or the Executive, as applicable, to seek specific performance of the Notice Period by the Executive or the Employer, as applicable, from a court of competent jurisdiction.

(h) Payment in Lieu of Notice. Notwithstanding anything in this Agreement to the contrary, the Employer reserves the right, in its sole discretion, to make a payment in lieu of all or any part of the Notice Period. It is expressly understood and agreed that any payment made in lieu of notice pursuant to this Section 6(h) shall exclude (i) the cash value of any employee benefits, (ii) the value of the vesting of outstanding equity and equity-based awards of the Employer and its affiliates during the portion of the Notice Period with respect to which such payment is made, and (iii) any incentive compensation, including but not limited to bonuses, commissions, or any other form of incentive compensation, that would otherwise be earned in respect of or paid during the portion of the Notice Period with respect to which such payment is made.

7. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Employer is terminated for any reason during the Term, the Employer shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) at the expiration of any applicable Notice Period any earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements and any vested benefits the Executive may have under any employee benefit plan of the Employer (the “Accrued Benefit”).

(b) Termination by the Employer Without Cause or upon Executive Disability or Death, or by the Executive for Good Reason; Company Non-Renewal. In consideration for the Executive’s agreement to the restrictions set forth in Section 8 of this Agreement, in the event of termination of the Executive’s employment with the Employer pursuant to Section 6(b), 6(c), 6(d) or 6(e) above, or the failure of the Company to extend the Term of this Agreement upon the expiration of the then-current Term, the Employer shall provide to the Executive the following termination benefits (“Termination Benefits”) upon the expiration of any applicable Notice Period:

(i) payments that provide for the continuation of the Executive’s Salary at the rate then in effect pursuant to Section 4(a) for a period of nine (9) months;

(ii) if the Executive is eligible for, and elects to receive, continued coverage for the Executive and, if applicable, the Executive’s eligible dependents under the Company’s group health benefits plan(s) in accordance with the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay the provider for nine (9) months (or, if less, for the period the Executive is eligible for such COBRA continuation coverage) for the excess of (x) the amount that the Executive is required to pay monthly to maintain such COBRA continuation coverage, over (y) the amount that the Executive would have paid monthly to participate in the Company’s group health benefit plan(s) had the Executive continued to be an employee of the Company, provided, that the Company in addition shall pay to the Executive an amount sufficient to cover any additional taxes to be paid by the Executive on any amounts that are imputed in income in connection with such payment of a portion of COBRA premiums, and provided, further, that the Company’s payment of a portion of COBRA premiums described in this provision shall terminate earlier as of the date on which the Executive becomes eligible for any health benefits as a result of subsequent employment or service;

(iii) payments (prorated over the period described in Section 7(b)(i) above) equal in the aggregate to the greater of (x) fifty percent (50%) of the targeted bonus amount that was established by the Board of Directors or Compensation Committee for the Executive for the then-current fiscal year (the “Target Bonus Amount”) or (y) the product of (I) the Target Bonus Amount multiplied by (II) a fraction, the numerator for which equals the number of months in the then-current fiscal year that have elapsed, and the denominator of which equals 12; and

(iv) for each year that the Executive has been employed by the Employer (or any predecessor thereto, including but not limited to, TechTarget, Inc.) in any capacity, an additional ten percent (10%) of (x) all then unvested options to purchase shares of the Employer’s stock that have been granted to the Executive shall become immediately, and without further action, exercisable by the Executive and (y) all then unvested restricted stock, restricted stock units and other equity or equity-based awards that have been granted to the Executive shall become immediately, and without further action, vested and shall be delivered to the Executive in accordance with the Restricted Stock Unit Agreement(s) by and between the Company and the Executive; provided, that, in the event that the foregoing calculation results in the acceleration of less than fifty percent (50%) of the Executive’s then unvested options, restricted stock and restricted stock units and other equity or equity-based awards the portion of the award subject to such acceleration shall be deemed to be increased to equal fifty percent (50%) (utilizing restricted stock units first and then other awards for any balance).

(c) Termination by the Employer with Cause or the Executive without Good Reason. If the Executive’s employment is terminated by the Employer with Cause under Section 6(a) or by the Executive without Good Reason under Section 6(f), the Employer shall have no further obligation to the Executive other than payment of the Accrued Benefit.

(d) Release of Claims. The Termination Benefits are in lieu of, and not in addition to, any other severance and/or notice arrangement maintained by the Employer or agreed to between the Executive and the Employer prior to the execution of this Agreement. Payment of the Termination Benefits is conditioned upon:

(i) the Executive entering into within forty-five (45) days following the Executive’s termination of employment with the Employer and not revoking a general release of claims against the Employer and its affiliates in the form attached hereto as Exhibit A (the “Release”);

(ii) the Executive’s continued compliance in all material respects with the terms of Section 8 of this Agreement (provided, that any such alleged non-compliance will be disregarded for all purposes if the Executive reasonably cures such alleged non-compliance, to the extent curable, within thirty (30) days following the date the Employer provides to the Executive written notice of such alleged non-compliance, which notice shall include reasonable detail of the circumstances related thereto); and

(iii) the Executive’s reaffirmation of the Executive’s obligations under Section 8 of this Agreement, which shall be appended as an exhibit to and incorporated by reference into the Release.

Payment of the Termination Benefits will commence on the Company’s first regular payroll date that is at least five (5) business days following the date the Release becomes effective and irrevocable in accordance with its terms; provided, however, that if the forty-five (45) day consideration period spans two (2) calendar years, payment of the Termination Benefits will commence no earlier than the second such calendar year in any event; and provided, further, that the first installment of Termination Benefits shall include payment of all amounts that would have been paid prior thereto if not for the Release requirement described above.

(e) Certain Tax Matters.

(i) The Company and the Executive agree to cooperate and negotiate with each other in good faith to minimize the impact of Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), on the Company and the Executive, respectively.

(ii) Each payment and benefit to be provided under this Agreement is intended to comply with, or be exempt from, the requirements of Section 409A, and this Agreement shall be interpreted and administered accordingly.

(iii) The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Section 7:

(1) It is intended that each installment of the payments and benefits provided under Section 7 shall be treated as a separate “payment” for purposes of Section 409A. Neither the Employer nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(2) If, as of the date of the Executive’s “separation from service” (as defined below) from the Employer, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 7; and

(3) If, as of the date of the Executive’s “separation from service” from the Employer, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(A) Each installment of the payments and benefits due under Section 7 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of Executive’s tax year in which the separation from service occurs and the 15th day of the third month following the end of Employer’s tax year in which the separation from service occurs; and

(B) Each installment of the payments and benefits due under Section 7 that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following the “separation from service” of Executive from Employer shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year of yours in which the separation from service occurs.

(4) For purposes of this Agreement, the determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation Section l.409A-l(h). Solely for purposes of this Section 7, “Employer” shall include all persons with whom the Employer would be considered a single employer under Sections 414(b) and 414(c) of the Code.

8. Confidential Information, Noncompetition and Cooperation.

(a) Consideration and Notice. The Executive enters into this Agreement in exchange for employment and the compensation and benefits associated with the Executive’s role. The Executive further enters into this agreement in exchange for eligibility to receive equity grants as set forth in Section 4(d) of this Agreement, eligibility to participate in and receive bonuses under the Employer’s annual incentive program as set forth in Section 4(b) of this Agreement and eligibility to receive the Termination Benefits set forth in Section 7(b) of this Agreement. The Executive also enters into this Agreement in exchange for the continued provision of new Confidential Information (as defined below) to the Executive as part of the Executive’s employment with the Employer. The Executive and the Employer agree that this Agreement is supported by mutually agreed-upon consideration under the Massachusetts Noncompetition Agreement Act (MGL c.149, § 24L) and agree and stipulate not to challenge the sufficiency of the agreed-upon consideration supporting this Agreement. The Executive acknowledges and agrees that: (i) the Employer has advised the Executive, in writing, that the Executive has the right to consult with counsel prior to signing this Agreement (and this document constitutes that writing); and (ii) the Executive has been given more than ten (10) business days to review this Agreement prior to signing it.

(b) Confidential Information. As used in this Agreement, “Confidential Information” means non-public information belonging to the Employer and its affiliates and subsidiaries which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer or its affiliates or subsidiaries. Confidential Information includes, without limitation, (i) all information concerning trade secrets of the Employer or any of its affiliates or subsidiaries, including computer programs, system documentation, special hardware, product hardware, related software development, computer systems, source code, object code, manuals, formulae, processes, methods, machines, compositions, ideas, improvements or inventions; (ii) all sales and financial information concerning the Employer or its affiliates or subsidiaries; (iii) all customers, customer lists or requirements; (iv) all group strategy, research activities, data, technology, methodologies, techniques, distribution plans, contractual arrangements, profits, sales, price lists, pricing policies, operational methods, technical processes, other business affairs and methods, plans for future developments and other technical and business information relating to the business of the Employer and its affiliates or subsidiaries, their employees, their officers, their business partners or customers and all trademarks, domain names, copyrights and patents and applications thereof, all inventions, processes, studies, reports, research records, market surveys and know-how and technical papers; (v) all information in any way concerning the business or affairs of the Employer or its affiliates or subsidiaries, suppliers, business partners or customers which was furnished to the Executive by the Employer or its affiliates or subsidiaries, suppliers, business partners or customers or otherwise discovered by the Executive during the Executive’s employment with the Employer; and (vi) any document marked “confidential” or any information which the Executive has been advised is confidential or which might reasonably be expected to be regarded as confidential or any information which has been given to the Employer or any of its affiliates or subsidiaries in confidence by customers, suppliers or other persons. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 8(c).

(c) Confidentiality. The Executive’s employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information. At all times, both during the Executive’s employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing the Executive’s duties to the Employer. The Executive understands that pursuant to the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally, or civilly, liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, the Executive understands that the Executive may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, the Executive understands that an employee who files a lawsuit alleging retaliation by the Employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the employee and use the trade secret in the court proceeding, if the employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits the Executive from making truthful statements or disclosures about any alleged unlawful employment practice, including, but not limited to, discrimination, harassment or retaliation.

(d) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer. The Executive will return to the Employer all such materials and property as and when requested by the Employer. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(e) Noncompetition. During the Term and for a period of six (6) months thereafter, if the Executive’s employment with the Employer is terminated in connection with a notice of termination provided by either party prior to the first anniversary of the Effective Time, and nine (9) months thereafter, if the Executive’s employment with the Employer is terminated in connection with a notice of termination provided by either party upon or following the first anniversary of the Effective Time, the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, perform the same or substantially similar duties for a Competing Business (as hereinafter defined) that Executive performed for Employer or any of its affiliates or subsidiaries in the twenty-four (24) months prior to termination of Executive’s employment within the Restricted Territory (as hereinafter defined). The Executive understands that the restrictions set forth in this Section 8(e) are intended to protect the Employer’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” means any businesses that offer (i) digital demand generation and digital advertising, and purchase intent data or sales and marketing workflow solutions targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services; (ii) market data, research, and advisory services or consulting services incorporating industry analyst content targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services; or (iii) content marketing services inclusive of custom content creation targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services. For purposes of this Agreement, the term “Restricted Territory” means any geographic area or territory where the Executive conducted business for or on behalf of the Employer or any of its affiliates or subsidiaries, or where parties were located with whom or which the Executive interacted during the twenty-four (24) months prior to termination of the Executive’s employment.

(f) Nonsolicitation. During the Term and for a period of six (6) months thereafter, if the Executive’s employment with the Employer is terminated in connection with a notice of termination provided by either party prior to the first anniversary of the Effective Time, and nine (9) months thereafter, if the Executive’s employment with the Employer is terminated in connection with a notice of termination provided by either party upon or following the first anniversary of the Effective Time, the Executive (i) will refrain, either alone or in association with others, from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting any Restricted Person (as defined herein), inducing or influencing any Restricted Person to terminate their relationship with the Employer or any of its subsidiaries (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Employer) or otherwise interfering in any material respect with said relationship; and (ii) will refrain, either alone or in association with others, from (x) soliciting any Restricted Business Partner (as defined herein) or (y) encouraging any Restricted Business Partner, in the case of each of clauses (x) and (y), to terminate or otherwise modify adversely its business relationship with the Employer or any of its subsidiaries. The Executive understands that the restrictions set forth in this Section 8(f) are intended to protect the Employer’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Restricted Person” means each and every person employed by the Employer or any of its subsidiaries within the twelve (12) month period preceding termination of the Executive’s employment and with whom the Executive, during such period, had supervisory responsibility or work-related contact, or about whom the Executive acquired Confidential Information relating to compensation, benefits, performance evaluations or services (in each case, excluding any such persons whose relationship with the Company or its subsidiaries was terminated by the Company or its subsidiaries without cause). For purposes of this Agreement, the term “Restricted Business Partner” means each and every customer, vendor, supplier, consultant and independent contractor with whom or with which the Employer or any of its affiliates or subsidiaries has conducted business within the twelve (12) month period preceding termination of the Executive’s employment and with whom the Executive, during such twelve (12) month period, had business-related contact or about which the Executive acquired Confidential Information by virtue of the Executive’s employment relationship with the Employer.

(g) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Employer that the Executive’s execution of this Agreement, the Executive’s employment with the Employer and the performance of the Executive’s proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(h) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(h).

(i) Reasonableness of Restrictions and Remedies. The Executive agrees that the terms of Section 8 of this Agreement are intended to protect and preserve legitimate business interests of the Employer and are reasonable and necessary. It is further agreed that any breach of Sections 8 of this Agreement may render irreparable harm to the Employer. In the event of a breach or threatened breach by the Executive, the Executive acknowledges and agrees that the Employer’s remedies at law may be inadequate and that, subject to Section 9, the Employer shall be entitled to injunctive and other equitable relief against any threatened or continued breach of this Agreement by the Executive without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach or posting a bond. In the event a court of competent jurisdiction determines that any provision of this Agreement is excessively broad, it is expressly agreed that this Agreement shall be construed so that the remaining provisions hereof shall not be affected by any such determination, but shall remain in full force and effect, and any such overbroad provision(s) shall be deemed, without further action on the part of any party, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction. Further, a court of competent jurisdiction may modify any such overbroad provision to the extent necessary to make the provision enforceable according to applicable law and enforce the provision as modified. The Executive further agrees that any applicable restricted period set forth in Sections 8(e) and (f) shall be tolled during any legal proceedings during which the Employer seeks to enforce any of these covenants against the Executive if it is ultimately determined that the Executive was in breach of such covenants.

(j) Future Employer Notice. The Executive agrees that, during the non-competition and non-solicitation period, he will give notice to the Employer of each new business activity he plans to undertake, at least ten (10) business days prior to beginning any such activity. The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and the name of the Employee’s business relationship or position with the entity. The Executive further agrees to provide the Employer with other pertinent information concerning such business activity as the Employer may reasonably request in order to determine the Executive’s continued compliance with the Executive’s obligations under this Agreement. The Executive agrees to provide a copy of the Agreement to all persons and Entities with whom the Executive seeks to be hired or do business before accepting employment or engagement with any of them.

9. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.

10. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties or their predecessors with respect to any related subject matter, including without limitation the Prior Employment Agreement. The Executive agrees that any change or changes in the Executive’s employment duties, or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

12. Assignment; Successors and Assigns, etc. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with, or merge into, any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

17. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

18. Counterparts. This Agreement may be executed in any number of counterparts (including by DocuSign or similar platform, or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Toro CombineCo, Inc.

/s/ Michael Cotoia
By: Michael Cotoia
Title: President

[Signature Page to

Employment Agreement]

EXECUTIVE

/s/ Steven Niemiec
By: Steven Niemiec

[Signature Page to

Employment Agreement]

EXHIBIT A

FORM OF RELEASE AGREEMENT

Steven Niemiec (“you”), and Toro CombineCo, Inc. (“Company”) (collectively, “the parties”) have agreed to enter into this Release of Claims Agreement (“Agreement”) on the following terms:

You acknowledge that your employment with the Company terminated effective [•] (the “Termination Date”). [You further acknowledge that, regardless of signing this Agreement, you have received (i) your final paycheck, which includes your final salary or wages through your last day of service, less withholdings; and (ii) reimbursement of all reasonable business expenses incurred by you during your employment.]1 The parties acknowledge that except as provided for in the Separation Agreement, all benefits and perquisites of employment cease as of your last day of employment with the Company.

Further, if you (i) duly execute this Agreement and return this Agreement to the Company within forty-five (45) days following the Termination Date, (ii) do not revoke the Agreement as permitted below, (iii) remain at all times in continued compliance in all material respects with this Agreement, and (iv) you reaffirm your commitment to abide by the restrictions contained in Section 8 of the Employment Agreement (which is incorporated into this Agreement by reference and attached hereto as Exhibit 1), as if agreed to by you as of the Effective Date (as defined below), and have not and do not breach those restrictions in any material respect (provided, that any such alleged breach will be disregarded for all purposes if you reasonably cure such alleged breach within thirty (30) days following the date the Company provides you written notice of such alleged breach, which notice shall include reasonable detail of the circumstances related thereto), then the Company will provide you or your estate or beneficiaries with the severance benefits set forth in Section 7 of the Employment Agreement (together, the “Severance Benefits”), as applicable at this time. For the avoidance of doubt, in the event that you willfully and materially breach this Agreement, you will no longer be entitled to, and the Company will no longer be obligated to provide (or continue to provide), the Severance Benefits.

You understand and agree that you are not entitled to any compensation, benefits, remuneration, incentive compensation, equity incentive compensation, accruals, contributions, reimbursements, bonus, option grant, vesting, or vacation or other payments from the Company other than those expressly referenced in this Agreement, and that any and all payments and benefits you may receive under this Agreement are subject to all applicable taxes and withholdings.

You acknowledge and agree that your reaffirmation and commitment to abide by Section 8 of the Employment Agreement is agreed to in connection with your separation from the Company and, therefore, not governed by the Massachusetts Noncompetition Agreement Act (MGL c.149, § 24L). In the event that a court of competent jurisdiction determines that the covenants in Section 8 of the Employment Agreement are covered by the Massachusetts Noncompetition Agreement Act, you agree that your receipt of the Severance Benefits is mutually agreed upon consideration and stipulate not to challenge the sufficiency of the agreed-upon consideration supporting the covenants in Section 8 of the Employment Agreement.

[1]	Note to Draft: Acknowledgement to be included only if correct at time of release execution.

Appendix A - 1

In exchange for the Severance Benefits, which you acknowledge exceed any amounts to which you otherwise may be entitled under the Company’s policies and practices or applicable law, you and your representatives completely release from, and agree to not file, cause to be filed or pursue against, the Company, their affiliated, related, parent or subsidiary companies, and their present and former directors, officers, and employees (the “Released Parties”) all claims, complaints, grievances, causes of action, or charges of any kind, known and unknown, asserted or unasserted (“Claims”), which you may now have or have ever had against any of them (“Released Claims”). Released Claims include, but are not limited to:

•	all Claims arising from your employment with the Released Parties or the termination of that employment, including Claims for wrongful termination or retaliation;

•

all Claims related to your compensation or benefits from the Released Parties, including salary, wages, bonuses, commissions, incentive compensation, profit sharing, retirement benefits, paid time off, vacation, sick leave, leaves of absence, expense reimbursements, equity, severance pay, and fringe benefits;

•	all Claims for breach of contract, breach of quasi-contract, promissory estoppel, detrimental reliance, and breach of the implied covenant of good faith and fair dealing;

•

all tort Claims, including Claims for fraud, defamation, slander, libel, negligent or intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, negligent or intentional misrepresentation, and discharge in violation of public policy;

•	all federal, state, and local statutory Claims, including Claims for discrimination, harassment, retaliation, attorneys’ fees, medical expenses, experts’ fees, costs and disbursements; and

•

any other Claims of any kind whatsoever, from the beginning of time until the Effective Date, in each case whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction.

By way of example and not in limitation, Released Claims include any Claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Americans with Disabilities Act, 42 U.S.C. 12101 et seq.; the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.; the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq.; the federal Worker Adjustment Retraining Notification Act (“WARN Act”), 29 U.S.C. § 2102 et seq; the Delaware Discrimination in Employment Act, Del. Code Ann. tit. 19, §§ 710 to 719A; the Delaware Whistleblowers’ Protection Act, Del. Code Ann. Tit. 19 §§ 1701 to 1708; the Delaware Wage Payment and Collection Act, Del. Code Ann. tit. 19, §§ 1101 to 1115; the Delaware Fair Employment Practices Act, Del. Code Ann. tit. 19, §§ 701 to 709A; the Delaware social media law, Del. Code Ann. Tit. 19 § 709A; the Massachusetts Fair Employment Practices Law, Mass. Gen. Laws ch. 151B; the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, § 11; the Massachusetts Equal Rights Act, Mass. Gen. Laws ch. 93; the Massachusetts Small Necessities Act, Mass. Gen. Laws ch. 149 § 52D; the Massachusetts Privacy Statute, Mass. Gen. Laws ch. 214,

Appendix A - 2

§ 1B and C; the Massachusetts Equal Pay Act, Mass. Gen. Laws ch. 149 § 105A-C; the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D; the Massachusetts AIDS Testing Act, Mass. Gen. Laws ch. 111 § 70F; the Massachusetts Consumer Protection Act, Mass. Gen. Laws ch. 93A; the Massachusetts Equal Rights for the Elderly and Disabled Law, Mass. Gen. Laws ch. 93 § 103; the Massachusetts Anti-Sexual Harassment Statute, Mass. Gen. Laws ch. 151B, § 3A; the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, §§ 148 et seq.; the Massachusetts Wage and Hour Laws, Mass. Gen. Laws ch. 151 § 1A et seq.; the Massachusetts age discrimination law, Mass. Gen. Laws ch. 149, § 24A et seq.; or any comparable law in any other jurisdiction. The Parties intend for this release to be enforced to the fullest extent permitted by law. YOU UNDERSTAND AND AGREE THAT THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL CLAIMS.

You agree that the consideration you are receiving in exchange for your general release of claims shall be offset against any state or federal WARN Act (or other) notice or pay in lieu of notice obligation, if any, that the Company may be found to have in the future.

You represent that you have not initiated, filed, or caused to be filed and agree not to initiate, file or cause to be filed any Released Claims against any Released Parties with respect to any aspect of your employment by or termination from employment with the Company or with respect to any other Released Claim. You expressly covenant and warrant that you have not assigned or transferred to any person or entity any portion of any Released Claims that are waived, released and/or discharged herein. If you nonetheless file, cause to be filed, or pursue any Released Claims against one or more Released Party, you will pay to each such Released Party any costs or expenses (including attorneys’ fees and court costs) incurred by such Released Party in connection with such action, claim or suit.

In this paragraph, we provide you with specific information required under the ADEA. You acknowledge that you have received and reviewed any and all information required, if any, by the ADEA/Older Workers Benefit Protection Act pertaining to your termination from the Company. You agree that your release of claims in this Agreement includes a knowing and voluntary waiver of any rights you may have under the ADEA. You acknowledge that you have been given an opportunity to consider for forty-five (45) days the terms of this Agreement, although you may sign beforehand, and that you are advised by the Company to consult with an attorney. You further understand that you can revoke your waiver of ADEA claims within seven (7) days of signing this Agreement, but that you will not be eligible for any Severance Benefits if you revoke your waiver. Revocation must be made by delivering a written notice of revocation to [Insert Contact]. You acknowledge and agree that for the revocation to be effective, the written notice must be received no later than the close of business (5:00 p.m. Boston local time) on the seventh (7th) day after you sign this Agreement. This Agreement will become effective and enforceable on the eighth (8th) day following your execution of this Agreement (the “Effective Date”), provided you have not exercised your right, as described herein, to revoke this Agreement. You further agree that any change to this Agreement, whether material or immaterial, will not restart the forty-five (45) day review period.

Appendix A - 3

Notwithstanding the foregoing, the parties acknowledge and agree that you are not waiving or being required to waive (1) any right that cannot be waived as a matter of law, (2) rights for indemnification (or related advancement of expenses) under U.S. and non-U.S. federal and state laws or under any contract or agreement with the Company or any of its affiliates or any predecessor of any of them or under the governing instruments or any insurance policies of the Company or any of its affiliates or any predecessor of any of them, (3) rights to any vested benefits or pension funds; (4) rights to any equity or equity based-award that is, in either case, vested or eligible to vest by its terms after your termination of employment, and (5) rights to seek worker’s compensation or unemployment insurance benefits, subject to the terms and conditions thereof.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit or interfere with your exercising protected rights, including rights under the National Labor Relations Act; filing a charge with the Equal Employment Opportunity Commission or OSHA; reporting possible violations of law to or participating in an investigation by any federal, state or local government agency or commission such as the National Labor Relations Board, the Department of Labor or the Securities and Exchange Commission. You do, however, waive any right to receive any monetary award or benefit resulting from such a charge, report, or investigation related to any Released Claims, except that you may receive and fully retain a monetary award from a government-administered whistleblower award program. The parties further acknowledge and agree that this Agreement shall not be construed as a waiver of any rights that are not subject to waiver by private agreement or otherwise cannot be waived as a matter of law.

You are hereby notified that 18 U.S.C. § 1833(b) states as follows: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, notwithstanding any other provision of this Agreement to the contrary, you have the right to (1) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law or (2) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

Except as provided herein, you further agree to maintain this Agreement and its contents in the strictest confidence and agree that you will not disclose the terms of this Agreement to any third party without the prior written consent of the Company, unless and to the extent otherwise required by law or in connection with enforcing this Agreement, except you may inform your legal and financial advisors provided you have advised such attorney or financial advisor to maintain the confidentiality of this Agreement and its contents and you remain responsible for maintaining the confidentiality of such information. Except as expressly permitted in the preceding two paragraphs, if you are obligated under law to disclose the contents of this Agreement you agree, to the extent possible, to provide the Company at least five (5) days prior written notice of such obligation.

You and the Company agree that this Agreement is not an admission of guilt or liability on the part of you and the Company under any national, federal, state or local law, whether statutory or common law. Liability for any and all claims is expressly denied by you and the Company.

Appendix A - 4

This Agreement and the Separation Agreement are the entire agreement and understanding between you and the Company concerning its subject matter and may only be amended in writing signed by you and by authorized representatives of the Company. If any provision of this Agreement or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provision as applied to other person, places, and circumstances shall remain in full force and effect.

This Agreement, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law doctrines that require application of another law. Any legal action or suit related in any way to this Agreement shall be brought exclusively in the federal or state courts of the Commonwealth of Massachusetts.

This Agreement may be executed in any number of counterparts (each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument) and delivered by electronic means.

Finally, by your signature below, you acknowledge each of the following: (a) that you have read this Agreement or have been afforded every opportunity to do so; (b) that you are fully aware of the Agreement’s contents and legal effect; and (c) that you have voluntarily chosen to enter into this Agreement, without duress or coercion, economic or otherwise, and based upon your own judgment and not in reliance upon any promises made by the Company other than those contained in this Agreement.

UNDERSTOOD AND AGREED:

DATE: ___________________

Name:

Title:

DATE: ___________________

Name:

Title:

Appendix A - 5